UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])

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Filed by a Party other than the Registrant [ ]

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material under §240.14a-12

PAX WORLD FUNDS SERIES TRUST I
PAX WORLD FUNDS SERIES TRUST III

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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URGENT REQUEST:

Please vote as soon as possible!

Dear Shareholder:

We recently sent you a Joint Proxy Statement concerning important proposals affecting your fund(s), which will be considered at a Joint Special Meeting of Shareholders of the Pax World Funds Series Trust I and Pax World Funds Series Trust III on June 6, 2017, at 10:00 A.M. Eastern Time, at the offices of the Trusts at 30 Penhallow Street, Suite 400, Portsmouth, New Hampshire 03801.

This letter was sent because you held shares in the fund(s) on the March 17, 2017 record date and we have not received your vote.

The main objective of this shareholder meeting and proxy is to elect Trustees to the Board. Because the proxy is going to all shareholders, we also are taking the opportunity to address some additional, somewhat technical items in the Funds’ registration statement (Prospectus and Statement of Additional Information). Please see the reverse side of this letter for additional explanation of these proposals.

YOUR FUND’S BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH PROPOSAL

YOUR VOTE IS CRITICAL
VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY COMMUNICATIONS AND ELIMINATES PHONE CALLS TO SHAREHOLDERS

Please vote using one of the following options:

1)	VOTE ONLINE

Log on to the website or scan the QR code shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2)	VOTE BY TOUCH-TONE TELEPHONE

Call the toll free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

3)	VOTE BY MAIL

Complete, sign and date the proxy card and then return it in the enclosed postage paid envelope.

The Joint Proxy Statement we sent you contains important information regarding the proposals that you and other shareholders are being asked to consider. A copy of the Joint Proxy Statement may be viewed or downloaded at the website listed on your proxy card. Please read the materials carefully. If you have any questions regarding the proposals, or need assistance with voting, you may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-(866) 612-1829.

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

You are being asked to vote on up to four proposals (depending on which Funds you own):

1.	Shareholders of each Trust are being asked to elect Trustees to the Trust’s Board.

Under the Investment Company Act of 1940, which regulates mutual funds, trustee vacancies can be filled by appointment so long as a majority of trustees have been elected by shareholders. One board member recently retired so we want to replace that board member. However, there is no longer a sufficient number of elected board members to appoint any further board members, so we are asking shareholders to elect the entire board at this time.

2.
Shareholders of Pax Balanced Fund, Pax ESG Beta Quality Fund and Pax High Yield Bond Fund are being asked to approve a proposal to change the investment objectives of such Funds from fundamental to non-fundamental.

Non-fundamental simply means that the board is able to approve changes to the Funds’ investment objectives as opposed to having to seek shareholder approval through the more cumbersome and expensive proxy process each time they wish to do so. If the Board were to approve a change to a Fund’s investment objective in the future, shareholders would be notified and the prospectus of the applicable Fund would be modified accordingly. While there is no current intention to change any of these three Funds’ investment objectives, this change would align these Funds with our other Funds, and most mutual funds today, so that all of the Pax World Funds’ investment objectives will be non-fundamental.

An example of changing a Fund's investment objective occurred in 2014 in the Pax Global Environmental Markets Fund. We wanted to include sustainable food and agriculture stocks in the Fund's investment objective to incorporate a change in how the fund’s sub-adviser, Impax Asset Management Ltd., defined environmental markets. In that case the board was able to approve the change to add “sustainable food, agriculture and forestry” to the investment objective without a shareholder vote because that Fund permitted the trustees to alter the investment objective without a shareholder proxy.

3.
Shareholders of all Funds are being asked to approve a proposal to amend the Funds’ fundamental investment restriction on lending. The proposed amendment is intended to provide the Funds with additional flexibility on lending to the extent permitted under applicable law, and also has the effect of conforming more closely to the requirements of the Investment Company Act of 1940.

There is no current intention to change in any significant way the manner in which a Fund is managed if Proposal 3 is approved. Should the Funds apply for and be granted an exemptive order by the SEC in the future, this amendment would allow the Funds more flexibility to lend and borrow money. For example, this would allow one Pax World Fund to lend to another Pax World Fund in the event of a liquidity crisis or to cover large redemptions on one of the Funds.

4.
Shareholders of Trust I Funds and the only Trust III Fund, are being asked to approve a proposal to authorize Pax World Management LLC and Pax Ellevate Management LLC to enter into and materially amend investment sub-advisory agreements with sub-advisers that are not affiliated persons of the Advisers, with the approval of the Board, but without obtaining additional shareholder approval.

An example of a change to a sub-advisory agreement happened in 2015 in the Pax Global Environmental Markets Fund, which involved a change in the ownership of Impax Asset Management Group plc, the parent company to Impax Asset Management Ltd., the fund’s sub-adviser. In that case, a proxy was sent to, and approved by, shareholders of the Fund, expenses of which were borne by the shareholders of the Fund. Approving proposal 4 would allow the board of trustees to approve a new sub-advisory contract in this situation without seeking shareholder approval.

Your vote matters! Please look for voting instructions on the front page of this letter.